Exhibit 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP

61 BROADWAY, NEW YORK NY 10006

TEL 212 930 9700 FAX 212 930 9725 WEB WWW. SRFF.COM

April 29, 2008

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE: Capital Growth Systems, Inc.

Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Capital Growth Systems, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration of up to 57,000,000 shares of the Company’s common stock.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and are, or will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ SICHENZIA ROSS FRIEDMAN FERENCE LLP